Exhibit 99.1

AsepticSure moves closer to US launch as Medizone International’s Board of Directors is expanded to add significant Business Development and Strategy Strength

New Medizone Board Member David Esposito - Key Commercial Leader For Phadia Sale to Thermo Fisher Scientific for $3.5 Billion USD

Medizone International, Inc. (MZEI:OB MZEI:QB) announces the addition of David Esposito to the Board of Directors.  Medizone makes this move in anticipation of full US regulatory approval of the Company's AsepticSure® hospital disinfection system.

"As Medizone International continues to move forward with our growth strategy, it is important that we continue to attract talented commercial leaders to help the organization reach its potential in establishing the AsepticSure system as the new gold standard for disinfection across a wide range of commercial applications," commented Edwin Marshall, CEO of Medizone International.  "As we prepare for the global commercialization of the AsepticSure system, we are pleased to announce that David Esposito has joined our Board of Directors to help support our commercial strategy and business development initiatives."

David has tremendous commercial experience as a senior executive in both the pharmaceutical and medical diagnostic markets.  Over a 15-year career with Merck & Co., David played key roles in sales, marketing, and commercial strategy.  David, as the former President and General Manager of Phadia US Inc., a leading specialty diagnostics company, helped drive significant growth in the US market and was a key member of the Phadia Leadership Team that successfully sold the business to Thermo Fisher Scientific for $3.5 Billion USD in 2011.  Post the acquisition, David led the US Commercial Operations for a division of Thermo Fisher Scientific.  Prior to his commercial success in the healthcare marketplace, David graduated from the United States Military Academy at West Point with a BS in Civil Engineering.  As an Infantry Platoon Leader with the 101st Airborne Division, David was awarded a Bronze Star during the Persian Gulf War. David also holds a Master of Business Administration from Syracuse University.

"We are very excited to have David Esposito join the Board of Directors at Medizone International," continued Mr. Marshall.  "We are at a critical phase in our growth plan and we look forward to the contributions David will make in helping to support our strategy and business development initiatives."

David Esposito commented on joining the Board of Directors, "I consider it a great privilege to join such a group of talented leaders on the Medizone International team.  The AsepticSure system has the potential to effectively address a significant unmet need in the market for more effective disinfection systems for hospitals, long term care facilities, and a number of applications beyond the healthcare marketplace.  I look forward to being a very active member of the Board of Directors to support the team reaching our full commercial potential."

This Press Release may contain certain forward looking statements that could involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company's filings made with the Securities and Exchange Commission.

For press information on Medizone International, please contact:

John Pentony, Investor Relations, Medizone International, Inc.
T: (415) 331-0202
E: j.pentony@medizoneint.com

Gary Hanauer, Media Contact Medizone International, Inc.
T: (510) 686-1238
E: GarHan@aol.com

For more information, visit:
http://www.medizoneint.com

Email: operations@medizoneint.com